October 20, 2003
For Release:      Immediately
Contact: Investors:        Christopher M. Capone, (845) 486-5439
                  News Media:       Denise D. VanBuren, (845) 471-8323

                 CH Energy Group, Inc. Posts Quarterly Earnings
(Poughkeepsie, NY) CH Energy Group, Inc. (NYSE: CHG) reported today that consolidated earnings for the third quarter of 2003 were 30 cents per share, a 7-cent reduction from the third-quarter earnings of 2002. Year-to-date consolidated earnings were posted at $2.05, as compared to $1.87 at the same time last year, an increase of 18-cents-per share, or nearly 10 percent. "The earnings projection that we issued in January remains unchanged," reported Chairman of the Board Paul J. Ganci.
         Consolidated quarterly earnings were slightly lower - due in large part from the lower income now being generated by cash reserves after the Company's Alternate Investment Program portfolio was fully liquidated.
         Quarterly earnings from utility subsidiary Central Hudson Gas & Electric Corporation (CHG&E) were negatively impacted compared to last year as a result of cooler summer weather, storm expenses from Hurricane Isabel and operations and maintenance expenses. However, revenues allowed under the utility's current Public Service Commission settlement agreement completely offset these effects.
         Quarterly earnings from Central Hudson Enterprises Corporation (CHEC) family of companies were essentially unchanged during the third quarter of 2003 compared to 2002. Year-to-date in 2003, earnings from continuing operations improved over the same period in 2002. "We continue to be encouraged by the steady improvements in the operating performance and profitability of our competitive business units, especially the fuel oil delivery companies owned by CHEC," Ganci said.

Earnings Projections for 2003 Reaffirmed:
         In addition to reaffirming its January projection for consolidated 2003 annual earnings of $2.55 - $2.75, the Company has also reaffirmed its projections for its subsidiaries of $2.15 - $2.30 for Central Hudson Gas & Electric Corporation and between 30 cents - 50 cents per share in aggregate from its investment portfolio and Central Hudson Enterprises Corporation.
About CH Energy Group:
         With more than 425,000 customers, CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries:
         Central Hudson Gas & Electric is a regulated transmission and distribution utility serving approximately 345,000 customers in eight counties of New York State's Mid-Hudson River Valley, delivering natural gas and electricity in a 2,600-square-mile service territory that extends from the suburbs of metropolitan New York City north to the Capital District at Albany. Since deregulation, Central Hudson has established a proven track record in providing its customers extremely competitive prices for energy delivery. Strengthened by relationships that stretch back 150 years with the communities of the Mid-Hudson Valley, Central Hudson is considered an industry leader in not only lowering costs but in also introducing innovative technology and service reliability improvements - all of which are focused on continually increasing customer satisfaction.
         Central Hudson Enterprises Corporation (CHEC) is a family of competitive businesses delivering energy and related services to nearly 85,000 customers throughout the Northeast. It incorporates business units that deliver fuel oil, natural gas, propane, motor fuels, and other energy services, to customers in 11 states. Its regional footprint stretches from markets in New England to those of the Washington, D.C. metropolitan area.
                                                       # # #

Conference Call:
Messrs. Ganci and Lant will conduct a conference call with analysts and investors to review financial results at 4:00 p.m. (ET) today (October 20, 2003). Dial-in: 1-888-273-9890; Conference Name: "CH Energy Group." A digitized replay of the call will be available from 11:00 p.m. (ET) on October 20, 2003, until 11:59 p.m. (ET) on October 27, 2003, by dialing 1-800-475-6701 and entering access code #701887. In addition, consolidated financial statements are available on the Company's website at www.CHEnergyGroup.com.
Forward-Looking Statements:
Statements included in this press release, including its Appendix, which are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67, and within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words including "anticipates," "believes," "projects," "intends," "estimates," "expects," "plans," and similar expressions. The Company cautions readers that forward-looking statements, including without limitation, those relating to the Company's future business prospects, revenues, proceeds, working capital, liquidity, income and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors including those identified from time-to-time in the Company's reports filed with the SEC. All forward-looking statements are intended to be subject to the safe harbor protections provided by the laws mentioned above. A number of important factors affecting the Company's business and financial results could cause actual results to differ materially from those stated in the forward-looking statements. Those factors include, but are not limited to, weather; energy supply and demand; fuel prices, interest rates, potential future acquisitions, developments in the legislative, regulatory and competitive environment and market risks; electric and gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs and the success of strategies to satisfy power requirements now that Central Hudson's electric generation has been sold; future market prices for energy, capacity and ancillary services; the outcome of pending litigation; and certain environmental matters, particularly industrial waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism.

                                                          page -1-
                                    APPENDIX
Highlights Relative to Prior Year

                                                                  2003 More
3 Months Ended September 30:     2003 1          2002 1       (Less) than 2002
                                 -----           -----        ----------------

Operating Revenues            $169,782,000    $169,191,000     $   591,000

Income Available for
 Common Stock                 $  4,705,000    $  6,111,000     $(1,406,000)
Earnings Per Share
 of Common Stock              $      .30      $     .37        $   (.07)
Average Shares Outstanding      15,767,000      16,328,000

 1 Unaudited


Compared to 2002 third quarter results, consolidated earnings per share of CH Energy Group, Inc. decreased $.07 per share due primarily to the following:

         CH Energy Group, Inc. (CHEG):  - $.07

         Down $.07 due to a decrease in investment and interest income resulting primarily from the liquidation of CHEG's Alternate Investment Program portfolio by July 2003 and the reinvestment of approximately $90 million in lower yield, but low risk, money market instruments.

         Central Hudson Gas & Electric Corp. (CHG&E):  + $.01

         Up $.10 due to an increase in electric net operating revenues, net of the cost of purchased electricity, fuel and revenue taxes. The increase in net revenues is due primarily to a reduction in shared earnings resulting from an increase in CHG&E's investment base, or rate base, upon which it earns its rate of return. The increase in net revenues also reflects the recording of revenues previously deferred in the 12 months ended June 30, 2002 under the terms of the current settlement agreement with the New York State Public Service Commission ("PSC"). Partially offsetting the increase is a reduction in revenues from sales resulting from the cooler weather experienced (billing cooling degree days were 9% lower than last year) during the quarter ended Sept. 2003 as compared to the same period last year. The cooler weather resulted in lower earnings approximating $.03 per share.

         Natural gas net revenues (net of the cost of natural gas and revenue taxes) remained relatively unchanged for the third quarter 2003 as compared to 2002.

         Up $.08 due largely to a decrease in interest charges and an increase in regulatory carrying charges. The reduction in interest charges reflects the redemption of higher cost long-term debt in September 2002 and June and August of 2003. The favorable earnings impact of carrying charges recorded was due to a reduction in the Customer Benefit Fund balance and increases in the carrying charge balances related to pension costs and New York State income tax upon which carrying charges are accrued.

         Up $.05 due to an increase in the amortization of previously deferred shareholder benefits relating to the sale of CHG&E's interests in its principal generating facilities.

         Down $.20 due to an increase in operating expenses. The rise in costs reflects increases in storm restoration costs and a number of other operating areas including electric distribution operations and maintenance, uncollectible accounts, legal and special services, property and other insurance, employee welfare expense and employee compensation.

         Down $.03 due to an increase in depreciation and property taxes on CHG&E's utility plant assets.

         Up $.01 due to the net effect of various other items including a reduction in income taxes and the favorable impact of CHEG's Common Stock Repurchase Program.


         Central Hudson Enterprises Corp. (CHEC):  - $.01

         Up $.01 from CHEC's fuel distribution operations primarily due to acquisitions made in the fourth quarter of 2002 and in January 2003.

         Down $.02 due to the net effect of various other items including a reduction in earnings resulting from a favorable adjustment recorded last year for the net gain realized from the May 2002 sale of CH Resources, Inc., an increase in interest charges, and the effect of CHEG's Common Stock Repurchase Program.

Third Quarter Results of Operations
CH Energy Group, Inc.
Other Income and Deductions for CHEG decreased from $2.1 million in 2002 to $826,000 in 2003 due primarily to the liquidation of its Alternate Investment Program portfolio of marketable securities by July 2003 and the reinvestment of approximately $90 million in lower yield, but low risk, money market instruments.

Central Hudson Gas & Electric Corp.
Utility sales of electricity to full service customers within CHG&E's service territory, plus delivery of electricity supplied by others, decreased less than 1% overall as compared to the quarter ended September 2002. Sales to residential customers remained relatively flat while sales to commercial customers decreased 3%. Sales to industrial customers increased 4% due primarily to increased usage by several large industrial customers. With residential and commercial sales, a reduction in usage due to cooler weather was partially offset by increased sales from an increase in the average number of customers. Billing cooling degree-days were 9% lower than last year.

Utility sales of natural gas to firm CHG&E customers, plus transportation of natural gas supplied by others, decreased 2% as compared to the prior year. Sales to residential customers, primarily space heating sales, increased 6% due to an increase in the average number of customers and increased usage. Commercial sales decreased 2% due primarily to a reduction in non-heating sales, which was partially offset by increased usage relating to an increase in the average number of commercial customers. Industrial sales, which represent less than 10% of total firm sales for each of the quarters, decreased 30% due largely to the reclassification of a large customer to interruptible status in October 2002. Interruptible sales decreased 55% due largely to a reduction in the sale of natural gas for electric generation.

Utility electric and gas operating revenues decreased $9.1 million (6.3%) in total from $144.4 million in 2002 to $135.3 million in 2003. Electric revenues decreased $7.6 million (5.8%) due primarily to a decrease in revenues collected for the recovery of electric supply costs. The reduction in electric revenues was partially offset by lower amounts recorded for the deferral of revenues related to shared earnings; by the recording of delivery revenues deferred during the rate year ended June 2002; and by the recording of Customer Benefit Funds to offset the cost of various programs - all under the provisions of CHG&E's current settlement agreement with the PSC. Gas revenues decreased by $1.5 million (12.1%) due largely to a reduction of sales for resale revenues.

Total utility operating expenses decreased $7.1 million (5.3%) from $134.0 million in 2002 to $126.9 in 2003. The decrease in operating expenses largely results from a decrease in purchased electricity and natural gas expense. Purchased electricity and natural gas expense, in total, decreased $11.2 million due primarily to expense deferrals related to the recovery of electric supply and natural gas costs via CHG&E's cost recovery mechanisms. Other expenses of operation for CHG&E increased by $6.5 million reflecting an increase in costs related to its electric reliability program as well as other program costs funded by the Customer Benefit Fund. The rise in operating expenses also reflects increases in other operating areas such as electric distribution operations and maintenance, uncollectible accounts, legal and special services, property and other insurance, employee welfare expenses, and employee compensation. Taxes other than income taxes decreased $2.4 million due to a decrease in amounts deferred for over/under collections related to the phasing in of New York State Income taxes effective January 1, 2000 and also, due to a reduction in revenue taxes.

Other Income and Deductions increased $1.2 million due largely to an increase in the amortization of previously deferred shareholder benefits relating to the sale of CHG&E's interests in its principal generating facilities.

Central Hudson Enterprises Corp.
Revenues for CHEC increased $ 9.7 million from $ 24.8 million in 2002 to $34.5 million in 2003. The increase in revenues primarily reflects an increase in sales by CHEC's fuel distribution companies due to the impact of the acquisition of fuel distribution companies that occurred in the fourth quarter of 2002 and in January 2003. Revenues also increased due to higher retail fuel oil prices as a result of higher wholesale market prices in 2003.

Operating expenses for CHEC increased $9.5 million from $27.3 million in 2002 to $36.8 million in 2003. Operating expenses are primarily the cost of petroleum and natural gas, which increased $ 8.1 million due primarily to higher sales by the fuel distribution companies because of the impact of new acquisitions. Petroleum and natural gas costs also increased due to higher wholesale market prices. Other operating expenses increased approximately $1.4 million, due primarily to a $1.2 million increase in distribution costs resulting from an increase in CHEC's customer base associated with the recent acquisitions.



CH Energy Group, Inc. (consolidated) remains in a strong financial position. At September 30, 2003 CHEG had $129.2 million in cash and cash equivalents. In addition, its current obligations included $20.0 million of short-term debt and $12.5 million of current maturities of long-term debt.

CHG&E also contributed $10 million to its pension fund on September 30, 2003 to reduce the shortfall between the Accumulated Benefit Obligation (ABO) for its pension plan and the market value of related pension assets at that date. The remaining shortfall (2% of ABO) resulted in the reclassification of the balance of Prefunded Pension Costs to Regulatory Assets.



                              # # #


 Please note that this report plus the consolidated financial statements are available on the Company's website at www.chenergygroup.com.



                              CH ENERGY GROUP, INC.
                        CONSOLIDATED STATEMENT OF INCOME
                                   (Unaudited)

                                                                                        3 Months Ended
                                                                                         September 30,

                                                                                 2003                2002
                                                                                 (Thousands of Dollars)

      OPERATING REVENUES
        Electric                                                                 $124,181           $131,791
        Natural Gas                                                                11,104             12,635
        Competitive Business Subsidiaries                                          34,497             24,765

               Total Operating Revenues                                           169,782            169,191

      OPERATING EXPENSES
        Operations - Purchased Electricity and Fuel Used in Electric
          Generation, Purchased Nat. Gas and Purchased Petroleum                  101,954            105,248
        Other Exp. of Operation - Regulated Activities                             29,263             22,753
        Other Exp. of Operation - Competitive Business Subsidiaries                13,106             11,867
        Depreciation and Amortization                                               8,346              7,689
        Operating Taxes                                                             8,330             10,706
        Federal and State Income Tax                                                2,635              2,984

               Total Operating Expenses                                           163,634            161,247

      OPERATING INCOME                                                              6,148              7,944

      OTHER INCOME AND DEDUCTIONS
        Allowance for Equity Funds Used During Construction                           115                118
        Federal and State Income Tax - Credit                                        (620)              (972)
        Interest and Investment Income                                              3,193              5,384
        Other - Net                                                                 1,902                369

               Total Other Income and Deductions                                    4,590              4,899

      INCOME BEFORE INTEREST CHARGES                                               10,738             12,843


      INTEREST CHARGES
        Interest on Debt                                                            2,667              3,236
        Other                                                                       3,223              3,222
        Allowance for Borrowed Funds Used During Construction                         (99)               (62)

                 Total Interest Charges                                             5,791              6,396

      Net Income from Continuing Operations                                         4,947              6,447

      Gain on Disposal of Discontinued Operations,
            Net of Income Tax of ($79)                                                    -              115

      PREFERRED STOCK DIVIDENDS OF CENTRAL HUDSON                                     242                451


      NET INCOME                                                                    4,705              6,111

      DIVIDENDS DECLARED ON COMMON STOCK                                            8,511              8,761

      AMOUNT RETAINED IN THE BUSINESS                                             ($3,806)           ($2,650)


      Average Shares of Common Stock Outstanding (000s)                            15,767             16,328

      Earnings Per Share - (Basic and Diluted)                                       $.30               $.37




                            CH ENERGY GROUP, INC.
                          CONSOLIDATED BALANCE SHEET


                                                                       September 30,      December 31,
                                                                           2003             2002(1)(2)
                                    ASSETS                              (Thousands of Dollars)

                  UTILITY PLANT
                    Utility Plant                                           $923,619           $895,608
                      Less Accumulated Depreciation                          387,239            370,349

                                                                             536,380            525,259
                    Construction Work in Progress                             84,430             76,398

                    Net Utility Plant                                        620,810            601,657

                  OTHER PROPERTY AND PLANT                                    18,350             18,337


                  CURRENT ASSETS
                    Cash and Cash Equivalents                                129,240             83,523
                    Accounts Receivable from Customers                        65,200             60,978
                    Materials & Supplies                                      23,094             16,033
                    Fair Value of Derivative Instruments                          14              2,747
                    Bond Defeasance Escrow                                         -             16,275
                    Special Deposits and Prepayments                          34,570             28,466
                    Other                                                      7,327              9,892

                                                                             259,445            217,914

                  INVESTMENTS                                                  4,952             89,441

                  DEFERRED CHARGES AND OTHER ASSETS                          308,067            282,758


                        TOTAL                                             $1,211,624         $1,210,107


                      CAPITALIZATION and LIABILITIES

                  CAPITALIZATION
                    Common Equity(3)                                        $482,193           $486,915
                    Cumulative Preferred Stock:
                      Not subject to mandatory redemption                     21,030             21,030
                      Subject to mandatory redemption                              -             12,500
                    Long-term Debt                                           293,879            269,877

                                                                             797,102            790,322


                  CURRENT LIABILITIES
                    Current Maturities of Long-term Debt                      12,500             15,000
                    Notes Payable                                             20,000                  -
                    Accounts Payable                                          31,919             45,649
                    Accrued Interest                                           2,971              4,273
                    Dividends Payable                                          8,754              9,113
                    Other                                                     42,432             38,070

                                                                             118,576            112,105

                  DEFERRED CREDITS AND OTHER LIABILITIES                     226,075            251,910

                  ACCUMULATED DEFERRED INCOME TAX  (NET)                      69,871             55,770

                        TOTAL                                             $1,211,624         $1,210,107


                   (1) Audited.

                   (2) Subject to explanations contained in the Annual Report of the Company for 2002.

                   (3) Shares outstanding at September 30, 2003 = 15,762,000.
                     Shares outstanding at December 31, 2002 = 16,064,600.




                                                Selected Financial Information

                                                                       3 Months Ended September 30,
                                                                        2003           2002        % Variation
        CENTRAL  HUDSON  GAS & ELECTRIC  CORP.

              Sales of Electricity (Mwh):  *
                   Residential                                      516,776        518,544             -
                   Commercial                                       510,735        524,386            (3)
                   Industrial                                       393,903        378,415             4
                   Unbilled and Other                                15,301         20,719           (26)

                        Total Own Territory                       1,436,715      1,442,064             -

              Sales of Gas (Mcf.):  *
                   Residential                                      352,155        331,748             6
                   Commercial                                       560,836        570,691            (2)
                   Industrial                                        65,705         93,801           (30)
                   Unbilled and Other                               (19,876)       (13,742)          (45)

              Total Firm Sales                                      958,820        982,498            (2)

                   Interruptible Sales                              678,696      1,522,512           (55)


              Total Own Territory                                 1,637,516      2,505,010           (35)


                    *  Includes volumes related to Electric
                          or Gas Energy Delivery Services.

              Cooling Degree Days:
                   Billing Cycle                                        508            561            (9)
                   Actual in Period                                     542            564            (4)

              Heating Degree Days:
                   Billing Cycle                                        161            170            (5)
                   Actual in Period                                      87             92            (5)

              Electric Output For Own Territory  (Mwh.):
                   Generated                                         43,032         19,321           123
                   Purchased                                      1,434,037      1,486,087            (4)

              Total                                               1,477,069      1,505,408            (2)

              Gas Send-out  Firm Customers  (Mcf.)                  624,584        779,831           (20)



         CH  ENERGY  GROUP,  INC.

              Earnings Per Share                                      $0.30          $0.37           (19)
              Dividends Declared Per Share                            $0.54          $0.54             -


                                                                 Sept. 30,        Dec. 31,
                                                                   2003             2002          % Variation

                        Book Value Per Share                         $30.59         $30.31             1

                        Retained Earnings (000s)                   $176,445       $169,503             4

                        Common Equity Ratio (%)                       58.1%          60.5%            (4)

                             C H Energy Group, Inc.


                           Selected Financial Indices

          12 Months Ended September 30, 2003 vs Calendar Year 2002 2002


                                             12 Months       Calendar
                                                Ended          Year
                                            Sept. 30, 2003     2002


Earnings Per Share                               $2.71         $2.53


Earned Return on Common Equity  (Per Books)      8.80%         8.22%


Pretax Coverage of Total
   Interest  Charges, excluding  AFDC           3.42 x        3.10 x


Dividends Declared                               $2.16         $2.16


Pay-out Ratio                                    79.7%         85.4%


Percent of Cash Construction Expenditures
     Financed from Internal Funds   (1)          80.5%         93.3%


Common Equity Ratio                              58.1%         60.5%


Retained Earnings  ($000)                     $176,445      $169,503


Book Value Per Share  (End of Period)           $30.59        $30.31







(1) Internal funds used in this measurement exclude pension contributions of $10,000,000 made in September 2003, and $32,000,000 made in September 2002.